Exhibit 10.50
July 29, 2005
Tom Ward
2300 75th Street
Boulder, Colorado 80301
Dear Tom:
     Exabyte Corporation (the “Company”) is pleased to offer you continuance in the position of President and Chief Executive Officer, on the terms and conditions set forth below, which terms and conditions are subject to and contingent upon final approval by the Company’s Board of Directors.
1. Duties and Responsibilities
     As President and Chief Executive Officer, you will report directly to the Company’s Board of Directors (the “Board of Directors”) and perform the duties and have the responsibilities customarily associated with these positions (including autonomy to run the day-to-day operations of the Company), and such other duties as may be assigned to you by the Board of Directors. In this capacity, we expect you to devote your full business time and best efforts to the performance of your duties and to abide by the Company’s policies and procedures in effect from time to time; provided that you will be permitted to serve on the board of directors of other profit or non-profit entities so long as such service does not adversely affect the performance of your duties under this Agreement.
     You shall be nominated by the Board of Directors as a candidate for Director for so long as you hold the position of President and Chief Executive Officer.
     Employment with the Company under this Letter Agreement is for no specific duration. As a result, either you or the Company are free to terminate your employment at any time for any reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies, practices and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in writing upon approval by the Board of Directors.
2. Compensation.
     (a) Base Salary. Your base salary shall be $300,000 per annum, paid bi-weekly in accordance with the Company’s regular payroll schedule and practices. Your compensation will be reviewed no less frequently than annually, which review will also include consideration of additional option (or other equity program) grants, although there is no guarantee of compensation increases or additional option (or other equity program) grants.

     (b) Bonus. The Company shall pay you a quarterly incentive bonus of up to $75,000, paid in cash or stock at the then-current fair market value, upon achievement of mutually agreed goal. The goals for any incentive bonus must be set forth in writing.
     (c) Stock Options. From time to time (at least annually) the board shall review whether additional option grants are appropriate.
3. Benefits.
     As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits under the same terms and conditions as other employees, including health insurance for you and your dependents, our 401(k) savings plan, life insurance, accidental death and dismemberment insurance, dental insurance, vision insurance, short-term disability and long-term disability insurance and our paid time off benefits.
4. Vacation.
     At the Company, we believe that you should take time to rejuvenate when you need it. You and the Board will map out your vacation plans annually and then communicate occasionally to confirm your scheduled time off. A general guideline for you will be two weeks for each six months of service.
5. Miscellaneous.
     This Letter Agreement shall be governed by the substantive law of the State of Colorado. In any action relating to or arising from this agreement, the party substantially prevailing shall recover its costs and expenses it incurs in connection with the action, including reasonable attorneys’ fees.
Sincerely,
/s/ Juan Rodriguez
Juan Rodriguez
Chairman of the Board
Exabyte Corporation

Accepted:	Date: